UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): March 31, 2023

Hydrofarm Holdings Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39773	81-4895761
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
1510 Main Street
Shoemakersville, PA 19555

(Address of Principal Executive
Offices) (Zip Code)

Registrant’s telephone number, including area code: (707) 765-9990

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	HYFM	Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01    Entry into a Material Definitive Agreement.

On March 31, 2023, Hydrofarm Holdings Group, Inc. (the “Company”) and certain of its subsidiaries entered into an amendment (the “Fifth Amendment”) to that certain Senior Secured Revolving Credit Facility (the “Revolving Credit Facility”) with JPMorgan Chase Bank, N.A., as administrative agent, issuing bank and swingline lender, and the lenders from time to time party thereto. The Fifth Amendment (i) extended the maturity date to June 30, 2026, (ii) reduced the maximum commitment amount under the Revolving Credit Facility to $55 million, and (iii) revised the interest rate on borrowings to various spreads which are based on the Company's Fixed Charge Coverage Ratio, as defined within the Revolving Credit Facility, and including the interest rate options of Adjusted Term SOFR Rate, the Adjusted REVSOFR30 Rate, the CB Floating Rate, the Adjusted Daily Simple SOFR, the CBFR, the Canadian Prime Rate, or the CDOR Rate.

As of December 31, 2022, the Company’s borrowing base assets supported availability of approximately $40 million under the Revolving Credit Facility. Accordingly, the Company does not expect the reduction of the maximum commitment amount to $55 million under the Fifth Amendment to have any material immediate impact on its overall liquidity position. Furthermore, as of March 31, 2023, the Company had no borrowings outstanding under the Revolving Credit Facility. The Fifth Amendment did not modify the existing financial covenant relating to the applicability of the Company’s Fixed Charge Coverage Ratio.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the provisions of the Fifth Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2023, the compensation committee of the board of directors of the Company (the “Compensation Committee”) approved a retention grant of 173,411 restricted stock units (“RSUs”) to William Toler, Chairman of the Board of Directors and Chief Executive Officer of the Company, under the Company’s 2020 Equity Incentive Plan. The RSUs will vest 50% on October 31, 2023 and 50% on October 31, 2024, subject to his continued service on the applicable vesting date.

On March 31, 2023, the Compensation Committee also approved the payment of a $250,000 cash retention bonus to B. John Lindeman, Executive Vice President and Chief Financial Officer of the Company. The retention bonus will be paid to Mr. Lindeman, subject to his continued service, 50% in April 2023, 25% in October 2023 and 25% in October 2024.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description

10.1
Fifth Amendment to Credit Agreement, dated March 31, 2023, by and among Hydrofarm Holdings Group, Inc., Hydrofarm, LLC, Field 16, LLC, Innovative Growers Equipment, Inc., Manufacturing & Supply Chain Services, Inc., Hydrofarm Investment Corp., Hydrofarm Holdings LLC, EHH Holdings, LLC, Sunblaster LLC, Hydrofarm Canada, LLC, Sunblaster Holdings ULC, Eddi’s Wholesale Garden Supplies Ltd., House & Garden Holdings, LLC, Gotham Properties LLC, Aurora International, LLC, Aurora Peat Products ULC, Greenstar Plant Products Inc., Innovative AG Installation, Inc., Innovative Racking Systems, Inc., Innovative Shipping Solutions, Inc., Innovative Growers Equipment Canada, Inc., JPMorgan Chase Bank, N.A., as lender, and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hydrofarm Holdings Group, Inc.

Date: April 6, 2023	By:	/s/ William Toler
		Name:	William Toler
		Title:	Chief Executive Officer